Exhibit 99.1

Magenta Therapeutics Reports Recent Operational Progress and Third Quarter 2018 Financial Results

– Nine clinical and preclinical abstracts accepted for presentation at American Society of Hematology (ASH) annual meeting –

– Continued to strengthen robust intellectual property position –

– Ended quarter with $159.7M in cash and cash equivalents –

Cambridge, MA – November 8th, 2018 – Magenta Therapeutics (NASDAQ: MGTA), a clinical-stage biotechnology company developing novel medicines to bring the curative power of bone marrow transplant to more patients, today reported financial results and business highlights for the third quarter ended September 30, 2018.

“Over the third quarter of 2018, Magenta has continued its progress across the portfolio and remains well funded and on track for our 2020 vision of three programs moving forward in the clinic in multiple indications,” said Jason Gardner, D.Phil., chief executive officer and president, Magenta Therapeutics. “We look forward to sharing important data updates on our stem cell expansion, mobilization and targeted conditioning programs at ASH this year as we work to build a fully integrated company with the singular goal of allowing more patients to receive curative cell therapies.”

Recent Business Highlights:

Nine Clinical and Preclinical Abstracts Accepted for Presentation at the ASH Annual Meeting: Magenta announced on November 1st, 2018 that nine abstracts from the Company and its collaborators were accepted for presentation at the ASH annual meeting in December 2018. The abstracts cover the breadth of Magenta’s integrated portfolio of programs and include preliminary clinical data from the Company’s Phase 2 study of cell therapy MGTA-456 in patients with inherited metabolic disorders.

Continued to Strengthen Robust Intellectual Property Position: Magenta’s first U.S. patent, directed to dosage regimens of mobilization therapy MGTA-145 and plerixafor, was issued in August 2018. The Company’s second U.S. patent was issued for the C200 conditioning program in October 2018, with claims directed to methods of treatment using an anti-CD117-amatoxin antibody-drug conjugate (ADC). For the C100 targeted patient preparation program, an Australian patent application was allowed with claims directed to methods of treatment using an anti-CD45-amatoxin ADC.

Financial Results:

Cash Position: Cash and cash equivalents as of September 30, 2018, were $159.7 million compared to $51.4 million on December 31, 2017. The increase is primarily driven by net proceeds from the $52.2 million Series C preferred stock financing completed in April 2018, and net proceeds of $89.9 million from Magenta’s IPO completed in June 2018. Magenta anticipates that its cash and cash equivalents will be sufficient to fund operations and capital expenditures through at least the first quarter of 2020 on the Company’s current business plan.

Research and Development Expenses: Research and development (R&D) expenses were $11.4 million in the third quarter of 2018, compared to $5.2 million for the same period in 2017. The increase was largely due to increased preclinical costs, toxicology studies and manufacturing to support our mobilization program, the advancement of the MGTA-456 Phase 2 clinical trial, continued progression of the Company’s pipeline and increased costs associated with the growth of the Company.

General and Administrative Expenses: General and administrative (G&A) expenses were $5.3 million for the third quarter of 2018, compared to $1.8 million for the same period in 2017. The increase was largely due to increased G&A personnel and facility costs associated with the growth of the Company.

Net Loss: Net loss was $16 million for the third quarter of 2018, compared to net loss of $6.9 million for the same period in 2017.

About Magenta Therapeutics

Headquartered in Cambridge, Mass., Magenta Therapeutics is a clinical-stage biotechnology company developing novel medicines for patients with autoimmune diseases, blood cancers and genetic diseases. By creating a platform focused on critical areas of unmet need, Magenta Therapeutics is pioneering an integrated approach to allow more patients to receive one-time, curative therapies by making the process more effective, safer and easier.

Forward-Looking Statement

This press release may contain forward-looking statements, including express or implied statements regarding Magenta’s future expectations, plans and prospects, including projections regarding future revenues and financing performance, our long-term growth, the anticipated timing of our clinical trials and regulatory filings, the development of our product candidates and advancement of our preclinical programs, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” might,” “plan,” “potential,” “project,” “should,” target,” “will” or “would” and similar expressions that constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Although Magenta’s

forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Magenta. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Magenta’s programs and operations are described in additional detail in its registration statement on Form S-1, its Quarterly Report on Form 10-Q and its other filings made with the Securities and Exchange Commission from time to time. Any forward-looking statement made in this press release speaks only as of the date on which it is made. Magenta undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact

Magenta Therapeutics:

Manisha Pai, Vice President, Communications & Investor Relations

617-510-9193

mpai@magentatx.com

Magenta Therapeutics, Inc.

STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	11,418	5,210	28,950	22,348
General and administrative	5,284	1,805	13,083	5,209

Total operating expenses	16,702	7,015	42,033	27,557

Loss from operations	(16,702)	(7,015)	(42,033)	(27,557)
Interest and other income, net	687	102	1,197	102

Net loss	(16,015)	(6,913)	(40,836)	(27,455)
Accretion of redeemable convertible preferred stock to redemption value	—	(6)	(88)	(213)
Cumulative dividends on redeemable convertible preferred stock	—	—	—	(437)
Reversal of cumulative dividends on redeemable convertible preferred stock	—	—	—	634

Net loss attributable to common stockholders	$(16,015)	$(6,919)	$(40,924)	$(27,471)

Net loss per share attributable to common stockholders, basic and diluted	$(0.49)	$(3.44)	$(3.05)	$(15.90)

Weighted average common shares outstanding, basic and diluted	32,997,346	2,009,880	13,396,856	1,727,622

Magenta Therapeutics, Inc.

BALANCE SHEET DATA

(unaudited)

(In thousands)

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$159,674	$51,402
Working capital	150,935	48,361
Total assets	172,793	54,463
Stockholders’ equity (deficit)	159,784	(42,118)